Exhibit 99.1

News Release

CONTACT:

Brian Kiernan, Corporate Communications Manager

Lattice Semiconductor Corporation

503-268-8739 voice

503-268-8193 fax

brian.kiernan@latticesemi.com

LATTICE SEMICONDUCTOR

APPOINTS MICHAEL G. POTTER

CORPORATE VICE PRESIDENT AND CFO

HILLSBORO, OR – February 5, 2009 – Lattice Semiconductor (NASDAQ: LSCC) today announced that it has appointed Michael G. Potter as its Corporate Vice President and Chief Financial Officer effective February 17, 2009. Potter was most recently Senior Vice President and Chief Financial Officer of Neophotonics, Inc., San Jose, CA, a leading developer and vertically integrated manufacturer of photonic integrated circuit based components, modules and subsystems for use in telecommunications networks. Prior to joining Neophotonics, Potter was Vice President and Chief Financial Officer of STATS ChipPAC LTD., Singapore, a leading semiconductor test and advanced packaging service provider. Potter also has held senior positions with Honeywell International and started his career with KPMG Peat Marwick Thorne. Potter holds a Bachelor of Commerce degree from Concordia University, Montreal, and a Diploma in Public Accounting from McGill University, Montreal.

“We are very pleased to have Michael joining our executive team,” said Bruno Guilmart, Lattice President and Chief Executive Officer. “Michael has a proven track record of adding value at semiconductor and other companies both in the United States and abroad. We look forward to his contributions as we implement strategies to make Lattice more competitive and increase shareholder value.”

“I am honored and excited that Lattice has offered me the opportunity to serve as its Chief Financial Officer,” said Potter. “I have been impressed not only by the talents and skills of the executive team but also by their shared energy and enthusiasm as shown in the new initiatives that are being put in place to help Lattice realize its considerable potential.”

About Lattice Semiconductor

Lattice is the source for innovative FPGA, PLD and Mixed Signal programmable logic solutions. For more information, visit www.latticesemi.com

This release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to the implementation of strategies to make Lattice more competitive and increase shareholder value. Investors are cautioned that forward-looking statements involve risks and uncertainties, including business and industry developments and those other risk factors detailed in the Company’s Securities and Exchange Commission filings, that may cause the Company’s actual results to differ materially from those anticipated in the forward-looking statements.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design) and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

2